Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the following Registration Statements of Post Properties, Inc. and Post Apartment Homes, L.P., of our report dated March 15, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations discussed in Note 2 and insofar as it relates to the effects of changes in segment reporting categories discussed in Note 15, as to which the date is February 28, 2008, relating to the financial statements and the summary of activity for real estate investments and accumulated depreciation included in the financial statement schedule, which appear in this Form 10-K.
Form S-3 (No. 333-36595)
Form S-3 (No. 333-42884)
Form S-3 (No. 333-55994)
Form S-3ASR (No. 333-139581)
Form S-8 (No. 333-127580)
/s/PricewaterhouseCoopers LLP
Atlanta, Georgia
February 28, 2008